UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 14, 2022 (January 13, 2022)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton Street, Suite 1200 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	RRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement

On January 13, 2022, Range Resources Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”), by and among the Company, Range Production Company, LLC, Range Resources—Appalachia, LLC, Range Resources—Louisiana, Inc., Range Resources—Midcontinent, LLC and Range Resources—Pine Mountain, Inc. (collectively, the “Subsidiary Guarantors”) and Wells Fargo Securities, LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), by which the Company agreed to issue and sell, and the Initial Purchasers agreed to purchase, $500 million aggregate principal amount of its 4.750% senior notes due 2030 (the “Notes”) in accordance with exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Rule 144A and Regulation S. The Notes will be fully and unconditionally guaranteed by the Subsidiary Guarantors.

The Company estimates that the net proceeds of the offering will be approximately $492.0 million after deducting the Initial Purchasers’ discounts and estimated expenses of the offering payable by the Company. The Company intends to use the net proceeds from the offering, together with cash on hand and borrowings under its bank credit facility, to redeem all of its outstanding 9.250% senior notes due 2026 (the “2026 Senior Notes”). The Company intends to issue a conditional notice of redemption to the holders of the 2026 Senior Notes, notifying such holders that it intends to redeem all of the outstanding 2026 Senior Notes on or about February 1, 2022 (the “Redemption Date”), conditioned upon the consummation of the offering and any other necessary financing. The redemption price for the 2026 Senior Notes is 106.938% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date.

The Notes have not been and will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain of the Initial Purchasers or their affiliates may hold a portion of the 2026 Senior Notes that may be redeemed by the Company, and such Initial Purchasers or their affiliates may receive a portion of the net proceeds from the offering.

The Purchase Agreement contains customary representations and warranties of the parties, conditions to closing, indemnification rights and termination provisions. The Company has agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Company having a term of more than one year other than the Notes for a period of 60 days after the date of the Purchase Agreement without the prior written consent of Wells Fargo Securities, LLC. The closing of the issuance and sale of the Notes is expected to occur on February 1, 2022, subject to customary closing conditions.

A copy of the Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

ITEM 7.01	Regulation FD Disclosure

On January 13, 2022, the Company issued a press release announcing that it had commenced the offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

On January 13, 2022, the Company issued a press release announcing the pricing of the offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated into this Item 7.01 by reference.

The press releases shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement, dated January 13, 2022, by and among Range Resources Corporation, Range Production Company, LLC, Range Resources—Appalachia, LLC, Range Resources—Louisiana, Inc., Range Resources—Midcontinent, LLC, Range Resources—Pine Mountain, Inc. and Wells Fargo Securities, LLC, as representative of the Initial Purchasers.

99.1	Press Release, January 13, 2022, announcing the offering of the Notes.

99.2	Press Release, January 13, 2022, announcing pricing of the offering of the Notes.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ Mark S. Scucchi
Mark S. Scucchi
Chief Financial Officer

Date: January 14, 2022

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